UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2015

SANTANDER CONSUMER USA HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation)	001-36270 (Commission File Number)	32-0414408 (IRS Employer Identification No.)

1601 Elm St. Suite #800 Dallas, Texas (Address of Principal Executive Offices)	75201 (Zip Code)

Registrant’s telephone number, including area code: (214) 634-1110

n/a

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation from the Board of Directors of Daniel Zilberman

On January 26, 2015, Daniel Zilberman, a director, submitted his resignation from the Board of Directors (the “Board”) of Santander Consumer USA Holdings Inc. (the “Company”) effective as of January 26, 2015. Mr. Zilberman is affiliated with Warburg Pincus & Co. (“Warburg”), and Warburg no longer has an equity interest in the Company. Mr. Zilberman resigned to create a vacancy on the Board for an independent director.

Appointment to the Board of Directors of Wolfgang Schoellkopf

On January 27, 2015, the Board appointed Wolfgang Schoellkopf to the Board as a director and a member of the Audit Committee of the Board (the “Audit Committee”). Mr. Schoellkopf’s term will expire at the 2015 annual meeting of stockholders, and Mr. Schoellkopf will hold office for the remainder of his term until his successor is elected and qualified.

Mr. Schoellkopf has served in numerous leadership roles in the finance and banking industry, including service on boards of directors and audit committees. He has served on the boards of directors of Santander Holdings USA, Inc. (“SHUSA”), the Company’s majority shareholder, and of Santander Bank, N.A. (“SBNA”), a wholly owned subsidiary of SHUSA and an affiliate of the Company, since 2009. Mr. Schoellkopf currently serves as Chairman of the Board Enterprise Risk Committees and a member of the Executive, Compensation, Capital and Audit Committees of SHUSA’s and SBNA’s boards, and a member of the Bank Secrecy Act/Anti-Money Laundering Oversight Committee and the Oversight Committee of SBNA’s board.

From 2004 to 2009, Mr. Schoellkopf served as the Managing Partner of Lykos Capital Management, LLC, a private equity management company. He previously served as General Manager of Bank Austria Group’s U.S. operations from 2000 to 2002; as Vice Chairman and Chief Financial Officer of First Fidelity Bank N.A. from 1990 to 1996; and as an officer of Chase Manhattan Bank from 1963 to 1988, most recently, as Executive Vice President and Treasurer. From 1997 to June 2014, Mr. Schoellkopf served as a director of Sallie Mae Corporation, including service as its Lead Independent Director and as Chairman of its Compensation Committee. Since 2010, he has served on the Board of The Bank of N.T. Butterfield & Sons, Ltd. in Bermuda. Mr. Schoellkopf studied economics at the University of California, Berkeley, the University of Munich and Cornell University and lectured in economics at Cornell University and Princeton University.

The Board has determined that Mr. Schoellkopf is “independent” within the meaning of Rule 10A-3 of the Securities and Exchange Act of 1934, as amended, and the New York Stock Exchange listing standards.

There is no agreement or understanding between Mr. Schoellkopf and any other person pursuant to which he was elected to the Board. Mr. Schoellkopf is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his services as a director, Mr. Schoellkopf will participate in our director compensation policy, which provides for the following compensation for the independent members of our Board: (i) an annual cash Board retainer of $80,000; (ii) an additional annual cash retainer of $40,000 for the chair of the Audit Committee of the Board; (iii) an additional annual cash retainer of $20,000 for being a member of the Audit Committee; (iv) an additional annual cash retainer of $10,000 for the chair of any other committee of the Board; (v) an additional annual cash retainer of $10,000 for being a member of any other committee; and (vi) an annual grant of stock options or restricted stock units under the Company’s 2014 Omnibus Incentive Plan, in either case, with a grant date fair value equal to $50,000 that vest ratably over three years.

Mr. Schoellkopf replaces Gonzalo De La Heras on the Audit Committee, who ceased to serve on the Audit Committee effective January 19, 2014. Mr. De La Heras will continue to serve on the Board as a director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTANDER CONSUMER USA HOLDINGS INC.

Dated: January 30, 2015	By:	/s/ Jason A. Kulas
	Name:	Jason A. Kulas
	Title:	President and Chief Financial Officer